                                                                     EXHIBIT 4.5

                             SHAREHOLDERS AGREEMENT

                                  by and among

                   E-house (China) Investments Holding Limited
                               [CHINESE CHARACTERS]

                              Ordinary Shareholders

                                       and

                                Certain Investors

                           dated as of March 28, 2006

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                                TABLE OF CONTENTS

CLAUSE                                                                                                PAGE
ARTICLE 1    DEFINITIONS............................................................................     1

ARTICLE 2    PREEMPTIVE RIGHTS......................................................................     6

ARTICLE 3    TRANSFER OF SHARES.....................................................................     7

ARTICLE 4    RIGHT OF FIRST REFUSAL; CO-SALE RIGHT..................................................     8

ARTICLE 5    BOARD OF DIRECTORS AND MANAGEMENT......................................................    11

ARTICLE 6    MATTERS REQUIRING INVESTORs' APPROVAL..................................................    13

ARTICLE 7    INFORMATION AND INSPECTION RIGHTS......................................................    15

ARTICLE 8    COVENANTS OF COMPANY AND ORDINARY SHAREHOLDERS.........................................    16

ARTICLE 9    PUBLIC OFFERING........................................................................    17


ARTICLE 10     LEGEND ON SHARE CERTIFICATES.........................................................    18

ARTICLE 11     DURATION OF AGREEMENT................................................................    18

ARTICLE 12     MISCELLANEOUS........................................................................    18

SCHEDULE 1     ORDINARY SHAREHOLDERS................................................................    27

SCHEDULE 2     INVESTORS............................................................................    28

EXHIBIT A      FORM OF DEED OF ADHERENCE............................................................    29

                                       - i -
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                             SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this "AGREEMENT") is made as of March 28, 2006 by and among E-house (China) Investments Holding Limited [CHINESE CHARACTERS], an exempted company with limited liability organized and existing under the laws of the Cayman Islands with company registration no. CR-139297 (the "COMPANY"), each of the Ordinary Shareholders listed in Schedule 1 attached hereto (each, an "ORDINARY SHAREHOLDER" and collectively, the "ORDINARY SHAREHOLDERS"), CHF Investment Limited, a limited liability company organized and existing under the laws of the British Virgin Islands ("CHF"), a wholly-owned subsidiary of China Harvest Fund, L.P., a limited liability partnership organized and existing under the laws of the Cayman Islands ("CHINA HARVEST"), DLJ Real Estate Capital Partners III, L.P., a limited liability partnership organized and existing under the laws of Delaware, U.S.A ("DLJ"), RECP III Co-Investors A, L.P., a limited liability partnership organized and existing under the laws of Delaware, U.S.A ("RECP"), and other investors listed on Schedule 2 attached hereto (each an "INVESTOR" and collectively, the "INVESTORS").

                                    RECITALS

WHEREAS, the Investors have agreed to subscribe for a certain number of Series A Preferred Shares (as defined below) of the Company pursuant to the Series A Preferred Shares Subscription Agreement, dated as of March 28, 2006 (the "SUBSCRIPTION AGREEMENT");

WHEREAS, in connection with the Investors' subscription for such Series A Preferred Shares and as a condition precedent to the completion of such subscription, the parties hereto desire to enter into this Agreement to provide for certain rights and related obligations of the Investors in respect of information, voting, share transfers and other matters.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE 1 DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the following respective meanings, and all capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Subscription Agreement:

"ACCEPTANCE NOTICE" shall have the meaning ascribed to it in Section 4.4 hereof.

"ACCEPTANCE PERIOD FOR EQUITY EQUIVALENTS" shall have the meaning ascribed to it in Section 2.1 hereof.

"AFFILIATE" shall mean with respect to any Person, any other Person that (a) directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, "CONTROL" (including with correlative meanings, the terms "CONTROLLING", "CONTROLLED BY" and under "COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"ARTICLES OF ASSOCIATION" shall mean the Memorandum and Articles of Association of the Company, as amended from time to time.

"ASSOCIATE" shall mean, with respect to any Person, any corporation or other business organization of which such Person is a senior officer or partner, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity, or any spouse, children, grandchildren, parents, parents-in-law or siblings or spouse of such Person or a trust primarily for the benefit of any of the foregoing.

"ANNUAL BUDGET" shall mean the annual budget of the Company and/or the PRC Subsidiary adopted by the Board of the Company and/or the PRC Subsidiary, as may be amended from time to time.

"BOARD" shall mean the board of directors of the Company or any of its Subsidiaries, as the context requires, as constituted from time to time.

"BOARD OF ARBITRATION" shall have the meaning ascribed to it in Section 12.2(a) hereof.

"BONA FIDE PURCHASER" shall mean any Person who or which has delivered a good faith written offer to purchase all or any portion of the Shares held by any Shareholder.

"BUSINESS PLAN" shall mean the annual business plan of the Company and/or the PRC Subsidiary adopted by the Board of the Company and/or the PRC Subsidiary, as may be amended from time to time.

"COMPANY SHARE PLAN" shall mean an employee share ownership plan to be established by the Company pursuant to which shares will be granted out of the Company Share Pool.

"COMPANY SHARE POOL" shall mean the pool of 3,636,364 Ordinary Shares which shall be transferred from On Chance Inc. to certain management personnel and employees of the Company and its Subsidiaries, including the Management Team but excluding the Chief Financial Officer of the Company appointed for a Qualified IPO, covering five percent (5%) of the aggregate number of issued and outstanding shares (including Ordinary Shares and the Series A Preferred Shares) of the Company on an as-converted and fully diluted basis as of the Closing Date, which shall be only granted pursuant to the Company Share Plan.

"COMPANY'S NOTICE OF INTENTION TO SELL" shall have the meaning ascribed to it in
Section 2.1 hereof.

"COMPETITOR" shall mean any Person that engages in or will engage in the real estate intermediary service business in China (including Hong Kong, Macau and Taiwan) as determined by the Board of the Company.

"CONFIDENTIAL INFORMATION" shall mean information of a confidential nature created, discovered, prepared or otherwise developed by the Company or any of its Subsidiaries, which is generally unavailable to the public and has a material economic value in the business in which the Company or any of its Subsidiaries is engaged. Such Confidential Information includes but is not limited to, customer lists, pricing, marketing and sales strategies, employee and consultant

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rosters and other business or financial information or know-how developed by or disclosed to the Company or any of its Subsidiaries.

"CONTINGENT OBLIGATION" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person's property is bound.

"CO-SALE SHARES" shall have the meaning ascribed to it in Section 4.7 hereof.

"DISPOSE" or "DISPOSITION" (and any derivatives thereof) shall mean (i) a voluntary or involuntary sale, assignment, mortgage, grant, pledge, hypothecation, exchange, transfer, conveyance or other disposition (whether involving the legal or beneficial interest), and (ii) any agreement, contract or commitment to do any of the foregoing.

"DISPOSITION NOTICE" shall have the meaning ascribed to it in Section 4.2 hereof.

"DISPOSING SHAREHOLDER" shall have the meaning ascribed to it in Section 4.1 hereof.

"EQUITY EQUIVALENTS" shall mean any and all shares, interests, participations or other equivalents (however designated) of equity capital of the Company (or any of its Subsidiaries, as the case may be) and any rights to acquire the foregoing, including without limitation, any rights to acquire securities exercisable for, convertible into or exchangeable for the foregoing.

"EXCESS OFFERED SHARES" shall have the meaning ascribed to it in Section 4.3 hereof.

"FIRST REFUSAL ALLOCATION" shall have the meaning ascribed to it in Section 4.3 hereof.

"FIRST REFUSAL RIGHT" shall have the meaning ascribed to it in Section 4.1 hereof.

"GROUP" shall mean the Company and its Subsidiaries, collectively.

"IFRS" shall mean the International Financial Reporting Standards promulgated by the International Accounting Standards Board (IASB) (which includes standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.

"INDEBTEDNESS" shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, any obligation for the payment of money and any obligation evidenced by bonds, debentures, notes or similar instruments, (ii) the available amount of all letters of credit or obligations in respect of bankers acceptances issued for the account of such Person and all unpaid drawings with respect thereto, (iii) all liabilities secured by any Lien on any property or assets owned by such Person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all guaranties and similar undertakings to assume or pay the Indebtedness for borrowed money of other Person, and (vi) any Contingent Obligation of such Person incurred in respect of any Indebtedness referred to in
(i) to (v) above.

"INTELLECTUAL PROPERTY RIGHTS" shall mean all patents, trademarks, service marks, trade names, copyrights, rights in software, domain names, know-how, rights in design and inventions, licenses and other intellectual property rights, being used to conduct the business of the Company and its Subsidiaries as now operated.

"INVESTOR" shall have the meaning ascribed to it in the preamble hereof.

"INVESTOR DIRECTOR" shall have the meaning ascribed to it in Section 5.1 hereof.

"JUNHENG" shall mean Junheng Investment Limited, an international business company organized and existing under the laws of the British Virgin Islands.

"LIEN" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, claim, restriction or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred share and equity related preferences) including without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing.

"OFFERED SHARES" shall have the meaning ascribed to it in Section 4.2 hereof.

"OFFEREES" shall have the meaning ascribed to it in Section 4.1 hereof.

"ON CHANCE" shall mean On Chance Inc., an international business company organized and existing under the laws of the British Virgin Islands.

"ORDINARY SHAREHOLDERS" shall have the meaning ascribed to it in the preamble.

"ORDINARY SHARES" shall mean the ordinary shares, par value US$0.001 per share, of the Company.

"ORDINARY SHAREHOLDERS" shall mean the holders of Ordinary Shares.

"PERMITTED TRANSFEREE" shall mean:

(a)   in the case of the Investors:

      (i)   any Affiliate of the Investors;

      (ii) any investment fund in which either China Renaissance Capital Investment Inc. or DLJ Real Estate Capital Partners, Inc. acts as the manager, general partner or investment adviser;

      (iii) any unitholder, shareholder, partner or participant in any fund referred to in (ii) above in a general distribution of assets of such fund;

      (iv) any manager, general partner or investment adviser of any fund referred to in (ii) above (or any officer, employee or partner of any such manager, general partner or investment adviser);

      (v) a trust for the benefit of any officer, employee or partner referred to in (iv) above (and/or his or her family members);

      (vi)  any trustee, nominee or custodian of any person referred to in
            (i)-(v) above; and

      (vii) any limited partner or any Affiliate of the limited partner of the Investors.

(b)   in the case of any Ordinary Shareholder:

      (i)   any other Ordinary Shareholder; and

      (ii)  any Affiliate of any Ordinary Shareholder.

      provided, however, that it shall be a term of any such transfer that if the transferee is a Permitted Transferee pursuant to (a) or (b) above and at any time ceases to be a Permitted Transferee, it shall forthwith transfer the Shares acquired pursuant to Article 3 hereof and the rights and obligations under this Agreement to a Permitted Transferee of the original transferor and procure the agreement of such Permitted Transferee as above, provided, however, the immediately preceding sentence shall not require the transfer back to an investment fund referred to in (a)(ii) above when the transferee ceases to be a Permitted Transferee by reason of termination, dissolution or other similar winding up of the investment fund.

"PERSON" shall mean any individual, partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization or other entity.

"PRC SUBSIDIARY" shall mean Shanghai Real Estate Consultant and Sales (Group) Co., Limited [CHINESE CHARACTERS], a wholly foreign-owned enterprise established under the laws of the PRC.

"PROJECTIONS" shall mean the annual business projections of the Company and/or its PRC Subsidiary adopted by the Board of the Company and/or its PRC Subsidiary, as may be amended from time to time.

"QUALIFIED IPO" shall mean the closing of a firm underwritten initial public offering, on the Hong Kong Stock Exchange, the NASDAQ National Market or any other internationally recognized stock exchange acceptable to the Investors, of Ordinary Shares of the Company (or American depository receipts representing the same) at a price per share (calculated on an as converted and fully-diluted basis) implying a pre-offering market capitalization of the Company of at least US$225 million and raising no less than US$45 million to the Company (net of any underwriter's discounts or commissions).

"RENMINBI" or "RMB" shall mean the lawful currency of the PRC.

"SERIES A PREFERRED SHARES" shall mean the convertible redeemable participating series A preferred shares, par value US$ 0.001 per share, of the Company.

"SHAREHOLDERS" shall mean the Investors and the Ordinary Shareholders, their respective successors and permitted assigns, and any other holder of shares of equity capital of the Company.

"SHARES" shall mean, with respect to any Shareholder, (i) the shares of equity capital of the Company, including without limitation, Ordinary Shares and Series A Preferred Shares, held at any time by such Shareholder, and (ii) any option, warrant, or other right held at any time by such Shareholder, exercisable for shares of equity capital of the Company.

"SMART CREATE" shall mean Smart Create Group Limited, an international business company organized and existing under the laws of the British Virgin Islands.

"SUBSCRIPTION AGREEMENT" shall have the meaning ascribed to it in the Recitals hereof.

"SUBSIDIARY" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "SUBSIDIARY" or to "SUBSIDIARIES" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

                          ARTICLE 2 PREEMPTIVE RIGHTS

2.1 If at any time the Company wishes to issue any Equity Equivalents to any Person or Persons, the Company shall promptly deliver a notice of its intention to sell (the "COMPANY'S NOTICE OF INTENTION TO SELL") to the Investors setting forth a description of the Equity Equivalents to be sold, the proposed purchase price thereof and terms of sale. Upon receipt of the Company's Notice of Intention to Sell, the Investors shall have the right to purchase, at the price and on the terms stated in the Company's Notice of Intention to Sell, a number of the Equity Equivalents equal to the product of (i) a fraction, the numerator of which is the Investors' aggregate ownership of Equity Equivalents (calculated on an as converted and fully-diluted basis) and the denominator of which is the number of the Company's total issued and outstanding Equity Equivalents, multiplied by
      (ii) the number of Equity Equivalents to be issued. Such election is to be made by the Investors by written notice to the Company within thirty (30) calendar days after receipt by the Investors of the Company's Notice of Intention to Sell (the "ACCEPTANCE PERIOD FOR EQUITY EQUIVALENTS").

2.2 If effective acceptances shall not be received pursuant to Section 2.1 above in respect of all the Equity Equivalents which are the subject of the Company's Notice of Intention to Sell, then the Company may, at its election, during a period of sixty (60) calendar days following the expiration of the Acceptance Period for Equity Equivalents, sell and issue the remaining Equity Equivalents to another Person or Persons at a price and upon terms not more favorable to such Person than those stated in the Company's Notice of Intention to Sell; provided, however, that in each case such Person shall agree in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement by executing a form of Deed of Adherence substantially in the form attached hereto as Exhibit A. In the event the Company has not sold the Equity Equivalents, or entered into an agreement to sell the Equity Equivalents, within such sixty (60) calendar day period, the Company shall not thereafter issue or sell any Equity Equivalents without first offering such securities to the Investors in the manner provided in Section 2.1 hereof. Failure by the Investors to exercise their preemptive rights under this Article 2 with respect to any sale and issuance of Equity Equivalents shall not affect their right to exercise such rights with respect to any subsequent sale and issuance of Equity Equivalents.

2.3 If the Investor gives the Company notices pursuant to the provisions of this Article 2 that the Investor desires to purchase all or any of the Equity Equivalents it is entitled to purchase, payment therefor shall be made by check or wire transfer, against issuance of such Equity Equivalents at the executive offices of the Company, within thirty (30) calendar days after such notice is delivered to the Company. In the event that the Company's Notice of Intention to Sell specifies that consideration other than cash is to be paid in connection with any issuance of Equity Equivalents, in lieu of such other consideration, the Investors will be entitled to pay the cash equivalent of such other consideration, as determined in good faith by the Board of the Company.

2.4 The preemptive rights contained in this Article 2 shall not apply to any of the following: (a) any Series A Preferred Shares issued pursuant to the Subscription Agreement, or (b) any Ordinary Shares or Equity Equivalents issued (i) as a share dividend to holders of Ordinary Shares or Series A Preferred Shares or upon any subdivision or combination of Ordinary Shares, (ii) upon the conversion of any equity security or debt security of the Company duly issued on or prior to the date hereof, in each case, convertible into Ordinary Shares, (iii) upon the exercise of any option, warrant or other right to subscribe for, purchase or otherwise acquire either Ordinary Shares or any equity security or debt security convertible into Ordinary Shares, issued prior to the date hereof, (iv) upon the conversion of any Series A Preferred Shares, (v) in connection with a business combination, including the Company's acquisition of another company by merger, consolidation, scheme of arrangement or asset purchase or other reorganization, provided such transactions shall have been approved in accordance with Article 8 hereof; or (vi) pursuant to a Qualified IPO.

2.5 Notwithstanding anything contained herein to the contrary, the Company shall not issue any Equity Equivalent prior to the Qualified IPO unless otherwise approved by the Shareholders.

                          ARTICLE 3 TRANSFER OF SHARES

3.1 None of the Ordinary Shareholders shall, directly or indirectly, effect a Disposition of any of his, her or its Shares, except (i) to its Permitted Transferee when such Permitted Transferee shall agree in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement by executing a form of Deed of Adherence substantially in the form attached hereto as Exhibit A, or (ii) as permitted by Section
      3.2 and Article 4 hereof. The Ordinary Shareholders shall not circumvent the restrictions set forth in this Article 3 and Article 4 hereof by Disposing of, directly or indirectly, their beneficial interests in the Company, including without limitation, by way of a Disposition of shares they hold in the relevant Ordinary Shareholders or a Disposition of all or substantially all of the assets of the Company or any of its Subsidiaries.

3.2 Notwithstanding anything contrary contained in this Agreement but subject to Section 4.7 hereof, each of On Chance and Junheng may Dispose of an aggregate of not more than ten percent (10%) of its Shares at any time prior to a Qualified IPO at a price per share implying the valuation of the Company will generate an internal rate of return of at least thirty percent (30%) to the Investors, unless otherwise approved by the Investors.

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

3.3 Notwithstanding anything to the contrary herein, each of the Investors may, whether in a single transaction or in a series of transactions, Dispose of not more than 49% of the Series A Preferred Shares held by it at Closing at any time prior to a Qualified IPO to any third party who is not a Permitted Transferee, provided, however, that the Investor shall not, in any event, Dispose of any of its Shares to any Competitor.

3.4 Any purported Disposition in violation of this Agreement shall be null and void and the Company shall not recognize any such Disposition, or record such transfer in its register of members, or accord to any such purported transferee any rights as a shareholder.

                ARTICLE 4 RIGHT OF FIRST REFUSAL; CO-SALE RIGHT

4.1 If any Shareholder or an employee of the Company who becomes a Shareholder pursuant to the Company Share Plan (the "DISPOSING SHAREHOLDER") proposes to Dispose of any Shares (other than a Disposition of Ordinary Shares in a Qualified IPO or to a Permitted Transferee in accordance with Article 3 hereof), the other Shareholders (including the Investors) (the "OFFEREES") shall have a right of first refusal (the "FIRST REFUSAL RIGHT") and a co-sale right with respect to such Disposition as provided in this Section
      4.7 below, provided, however, that no Shareholder shall, in any event, Dispose of any of its Shares to any Competitor.

4.2 If the Disposing Shareholder receives an offer from a Bona Fide Purchaser to acquire Shares and the Disposing Shareholder proposes to accept such offer, the Disposing Shareholder shall send a written notice (the "DISPOSITION NOTICE") to the Company, which notice shall state (i) the name of the Disposing Shareholder, (ii) the name and address of the proposed Bona Fide Purchaser, (iii) the number of Shares to be Disposed (the "OFFERED SHARES"), (iv) the amount and form of the proposed consideration for the Disposition, (v) any other material business relations between the Disposing Shareholder and the Bona Fide Purchaser, and (vi) the other terms and conditions of the proposed Disposition. In the event that the proposed consideration for the Disposition includes consideration other than cash, the Disposition Notice shall include a calculation of the then fair market value of such consideration and an explanation of the basis for such calculation as determined by an internationally recognized investment bank or appraisal firm reasonably acceptable to the Board of the Company. The Company shall deliver a copy of the Disposition Notice to the Offerees within five (5) Business Days of its receipt thereof.

4.3 For a period of thirty (30) calendar days after delivery of a Disposition Notice by the Company to the Offerees, the Offerees shall have the right, exercisable by each Offeree through the delivery of an Acceptance Notice as provided in Section 4.4, to purchase in aggregate all or a portion of the Offered Shares at the same purchase price and upon the other terms and conditions set forth in the Disposition Notice. Each Offeree shall have the right to purchase a number of Offered Shares (such Offeree's "FIRST REFUSAL ALLOCATION") equal to the total number of Offered Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Offeree on a fully-diluted basis and the denominator of which is the total number of Shares held by all Offerees on a fully-diluted basis. In addition, in the event that one or more Offerees declines or is deemed pursuant to Section 4.4 to have waived its First Refusal Right, each Offeree electing to exercise its First Refusal Right (an "ELECTING OFFEREE") shall have the right as provided in Section 4.4 to purchase all or a portion of the Offered Shares constituting the aggregate First Refusal Allocations of the Offerees, which decline or are deemed to have waived their respective First Refusal Right (the "EXCESS OFFERED SHARES"). Each Offeree may assign to its Permitted Transferee its right to acquire Offered Shares pursuant to this Section 4.

4.4 The First Refusal Right of each Offeree under Section 4.3 shall be exercisable by delivering written notice of exercise (an "ACCEPTANCE NOTICE") within the time period set forth in Section 4.3 hereof to the Disposing Shareholder, with a copy to each of the other Offerees. Each Acceptance Notice shall include a statement of (i) the number of Shares held by such Offeree on a fully-diluted basis and (ii) the maximum number of Excess Offered Shares (up to the total number of Offered Shares less such Offeree's First Refusal Allocation) that such Offeree is willing to purchase, if any. An Acceptance Notice shall be irrevocable and shall constitute a binding agreement by such Offeree to purchase the relevant number of the Offered Shares determined in accordance with Sections 4.3 and 4.5. The failure of an Offeree to give an Acceptance Notice within the time period set forth in Section 4.3 hereof shall be deemed to be a waiver of such Offeree's First Refusal Right.

4.5 Each Electing Offeree shall have the right to purchase the number of Excess Offered Shares specified in such Electing Offeree's Acceptance Notice; provided that, if the number of Excess Offered Shares is less than the aggregate number of Excess Offered Shares that the Electing Offerees have indicated a willingness to purchase in their Acceptance Notices, the Excess Offered Shares shall be allocated as necessary such that each Electing Offeree shall have a right to purchase (i) not less than the total number of Excess Offered Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Electing Offeree and the denominator of which is the total number of Shares held by all Electing Offerees, in each case on a non-diluted basis, and (ii) not more than the maximum number of Excess Offered Shares specified in such Electing Offeree's Acceptance Notice.

4.6 Except to the extent the Offerees elect to purchase the Offered Shares under Section 4.3, the Disposing Shareholder may Dispose of the Offered Shares to the Bona Fide Purchaser identified in the Disposition Notice on the terms and conditions set forth in the Disposition Notice; provided, however, that the Disposition is made within three (3) months after the giving of the Disposition Notice.

4.7 Notwithstanding anything to the contrary herein, if the Disposing Shareholder is entitled to sell the Offered Shares subject to the Disposition Notice to the Bona Fide Purchaser and/or to the Electing Offerees, the Disposing Shareholder shall so notify in writing the other Shareholders, including the Investors, and no such sale shall be made unless and until such Shareholders shall have been afforded the right exercisable upon written notice to the Company and the Disposing Shareholder within thirty (30) calendar days after receipt of such notice from the Disposing Shareholder, to participate in the sale of Shares at the same time and on the same terms and conditions under which the Disposing Shareholder will sell the Disposing Shareholder's Offered Shares to the Bona Fide Purchaser and/or the Electing Offerees (as the case may be), provided, however, neither the Disposing Shareholder nor any of the other Shareholders who elect to participate in the subject sale of the Offered Shares (collectively, the "Co-Selling Shareholders") shall Dispose of any of its shares to a Competitor under any circumstances. The Ordinary Shareholders, on the one hand, may collectively sell all or any part of that number of Shares (the "CO-SALE SHARES") held by such Ordinary Shareholders equal to 50% of the aggregate number of Offered Shares covered by the relevant Disposition Notice or Disposition Notices (as the case may be), and the Investors, on the other hand, may collectively sell all or any part of that number of Co-Sale Shares held by such Investors equal to 50% of the aggregate number of Offered Shares covered by the relevant Disposition Notice or Disposition Notices (as the case may be). To the extent that a Co-Selling Shareholder participates in the subject sale of Offered Shares hereunder, the Disposing Shareholder shall be required to proportionately reduce the number of its Shares included in the Offered Shares. No Transfer of the Co-Sale Shares shall be made on terms and conditions, including the form of consideration, different from those contained in the Disposition Notice unless the Disposing Shareholder re-offers the Offered Shares subject to the Disposition Notice to the Shareholders in accordance with this Section 4.

4.8 The closing of any purchase of the Offered Shares or the Co-Sale Shares by the Electing Offerees and/or the Bona Fide Purchaser shall be held at the principal office of the Company at 11:00 a.m. local time on the forty-fifth (45th) calendar day after the giving of the Disposition Notice or at such other time and place as the parties to the transaction may agree. The said forty-five (45) calendar day period shall be extended for an additional period of up to forty-five (45) calendar days if necessary to obtain any regulatory approvals required for such purchase and payment. At such closing, the Disposing Shareholders and/or the Co-Selling Shareholders shall, in addition to the delivery of certificates representing the Offered Shares and/or the Co-Sale Shares, deliver duly executed instruments of transfer and the Disposing Shareholders' and/or Co-Selling Shareholders' portion of the requisite transfer taxes, if any. Such Offered Shares and/or Co-Sale Shares shall be free and clear of any Lien (other than Liens arising hereunder or attributable to actions by the Offerees and/or the Bona Fide Purchaser), and the Disposing Shareholder shall so represent and warrant and shall further represent and warrant that it is the beneficial and record owner of such Offered Shares. The Investors shall only be obligated to represent and warrant that it is the beneficial and record owner of the Co-Sale Shares. Each Electing Offeree and/or each Bona Fide Purchaser purchasing the Offered Shares and/or the Co-Sale Shares shall deliver at such closing (or on such later date or dates as may be provided in the Disposition Notice with respect to payment of consideration by the proposed Bona Fide Purchaser) payment in full of the purchase price. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the Offered Shares and/or the Co-Sale Shares to the Electing Offerees and/or the Bona Fide Purchaser. Any stamp duty or transfer taxes or fees payable on the transfer of any Offered Shares and/or the Co-Sale Shares shall be borne and paid equally by the Disposing Shareholders and the Co-Selling Shareholders on the one hand, and the relevant Electing Offerees and/or the Bona Fide Purchaser on the other. At such closing, the Bona Fide Purchaser shall agree in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement by executing a form of Deed of Adherence substantially in the form attached hereto as Exhibit A.

4.9 The Parties agree that the Disposition restrictions in this Agreement and in other Transaction Documents shall not be capable of being avoided by the holding of Shares indirectly through a company or other entity that can itself be sold in order to dispose of an interest in Shares free of such restrictions.

                  ARTICLE 5 BOARD OF DIRECTORS AND MANAGEMENT

5.1 After the date hereof, so long as the Investors hold no less than fifty-one percent (51%) of the issued and outstanding Series A Preferred Shares, at an annual or extraordinary general meeting called for such purpose, or by written resolution in lieu of a meeting, the Shareholders agree to vote the Shares owned of record or beneficially by them and to otherwise exercise their powers in relation to the Company (a) to maintain a nine (9) member Board of the Company, (b) to elect to the Board of Directors of the Company two (2) nominees designated by the Investors (each an "INVESTOR DIRECTOR"); (b) one (1) nominee designated by Smart Create; (c) six (6) nominees designated jointly by Junheng and On Chance, and (d) to appoint one Investor Director or one such person as designated by the Investors to each of the Company's audit committee and compensation committee. All such directors shall hold office until their resignation, death or incapacity or until their respective successors shall have been elected and shall have qualified. Any vacancy shall be filled by the part(ies) entitled to designate such director hereunder, which shall be deemed to have a proxy to exercise the vote or provide the consent of such director until the appointment of such director to the Board. The Company shall provide to such directors the same information concerning the Company and its Subsidiaries, and access thereto, that is provided to other members of the Board of the Company. The reasonable travel expenses incurred by any such director in attending any such meetings shall be reimbursed by the Company to the extent consistent with the Company's then existing policy of travel and reimbursement.

5.2 The Company shall and the Ordinary Shareholders shall procure the Company to, cause the Board of the PRC Subsidiary to be composed of the same nominees designated by such Persons pursuant to Section 5.1.

5.3 In addition to the rights of the Investors to appoint the Investor Directors, each of the Investors shall be entitled, by notice in writing to the Company, to appoint one (1) person, respectively, as observers to attend and speak at, either in person or by teleconference, any and all meetings of the Board of the Company and its Subsidiaries and all committee meetings thereof. The Company shall provide to such observers the same information concerning the Company and its Subsidiaries, and access thereto, provided to members of the Board of the Company and its Subsidiaries and such committees thereof.

      For purposes of this Section 5.3, (i) DLJ and RECP shall be collectively deemed as one Investor, and (ii) Farallon Capital Partners, L.P., Farallon Capital Institutional Partner, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partner III, L.P. and Farallon Capital Offshore Investors II, L.P. shall be collectively deemed as one Investor.

5.4 The parties hereto will cause the Board of the Company and the PRC Subsidiary to meet at least once every quarter on as regular a basis as possible by giving at least fifteen (15) calendar day's prior notice of such meeting and the agenda of such meeting. A quorum of the Board of the Company and the PRC Subsidiary shall consist of at least five (5) members of the Board, including at least one (1) Investor Director who shall attend such meeting, provided that the Company and the PRC Subsidiary shall give reasonable prior notice to all the Board members (including the Investor Directors). A board meeting properly called that does not have the requisite quorum shall automatically reconvene one week from the original date of such meeting, or such other place and time as may be agreed, with the same agenda and the quorum shall be deemed to exist at such reconvened meeting.

5.5 Members of the Boards of the Company and each of the Subsidiaries or any committee thereof may participate in a meeting of the relevant Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the directors for the time being or all the members of a committee of directors (an alternate director being entitled to sign such resolution on behalf of his appointer) shall be as valid and effective as if it had been passed at a meeting of the directors or committee, as the case may be, duly convened and held.

5.6 The Company shall indemnify and hold harmless each director appointed pursuant to Section 5.1 who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of the Company, or is or was a director of the Company serving at the request of the Company as a director of another company, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

5.7 Except for the current Chief Financial Officer of the Company and the PRC Subsidiary as of the Closing Date, the Investors shall have the right (but not the obligation) to nominate the Chief Financial Officer of the Company and the PRC Subsidiary subject to the approval of the Board of the Company and the PRC Subsidiary, as the case may be. If so nominated, the Chief Financial Officer may only be removed by the Board of the Company or the PRC Subsidiary, in which case, the Investors shall have the right to nominate a replacement, subject to approval by the Board of the Company or the PRC Subsidiary, as the case may be.

                ARTICLE 6 MATTERS REQUIRING INVESTORS' APPROVAL

      The Shareholders shall exercise their powers in relation to the Company to procure that the Company will not and shall procure that none of the Company's Subsidiaries, as the case may be as set forth in Section 6.1 through Section
6.19 hereof, will take any of the following actions without the prior approval of at least a majority (which shall include the Investor Directors) of the members present in person or by proxy at a duly constituted meeting of the Board, provided that the Investors and/or the Investor Directors shall not unreasonably withhold such approval:

6.1 (a) Adoption of or amendment to the Articles of Association of the Company and the BVI Subsidiary or similar constitutive documents of the PRC Subsidiary, and (b) adoption of or amendment to the Articles of Association or similar constitutive documents of any of the Subsidiaries of the Company (other than the BVI Subsidiary and the PRC Subsidiary) which would cause a Material Adverse Effect to the Business or Condition of the Group;

6.2 Adoption of or amendment to the Company's and/or the PRC Subsidiary's Business Plan, Projections and Annual Budget, provided that (i) such Business Plan, Projections or Annual Budget will contain a reasonable level of details as mutually agreed by the Company and the Investors; (ii) the Company may carry out the Business Plan, Projections or the Annual Budget of the preceding year as if approved for the current year if the Business Plan, Projections or Annual Budget of the current year is not approved by the Investors, and (iii) if the Business Plan, Projections or Annual Budget of the current year is partially approved by the Investors, the Company may carry out such Business Plan, Projections or Annual Budget to the extent of such partial approval;

6.3 Issuance by the Company, the BVI Subsidiary or the PRC Subsidiary of any Equity Equivalents or any instruments that are convertible into Equity Equivalents of the Company, the BVI Subsidiary or the PRC Subsidiary, which are not included in the Company's or PRC Subsidiary's Business Plan, Projections and/or Annual Budget;

6.4 Any merger, acquisition, consolidation, recapitalization of the Company, the BVI Subsidiary or the PRC Subsidiary, or sale of all or substantially all of the assets or equity interest of the Company, the BVI Subsidiary or the PRC Subsidiary;

6.5 Establishment of or investment in any Subsidiary or Affiliate of the Company or execution of any joint venture agreement or shareholders agreement that requires investment of more than US$500,000 and is not included in the Business Plan, Projections and/or Annual Budget or beyond the Company's and/or the PRC Subsidiary's ordinary course of business;

6.6 Any capital expenditure in excess of US$500,000 over the amount set out in the Business Plan, Projections or Annual Budget, or any investments in an inherently risky matter such as investments in stock markets and currency markets;

6.7 Payment of annual compensation to, or increase of annual compensation of any of, the five most highly compensated employees of the Company, the BVI Subsidiary or the

      PRC Subsidiary, other than as set out in the Business Plan, Projections and/or Annual Budget;

6.8 Declaration or payment of any dividend or making of any distribution on or with respect to any Shares;

6.9 Any filing by or against the Company , the BVI Subsidiary or the PRC Subsidiary for the appointment of a receiver, administrator or other form of external manager for the winding up, liquidation, bankruptcy or insolvency of the Company, the BVI Subsidiary or the PRC Subsidiary, or the passing of any resolution in respect of the same;

6.10 Repurchase by the Company, the BVI Subsidiary or the PRC Subsidiary of any outstanding Shares or other Equity Equivalents (with the exception of repurchases from terminated employees and directors of shares purchased or share options granted under the Company Share Plan), or any other reduction or similar change of capital structure of the Company, the BVI Subsidiary or the PRC Subsidiary;

6.11 Any assignment, disposal or grant of a license of any Intellectual Property Rights or trade secrets, or the failure to apply for, maintain, defend or otherwise protect any material Intellectual Property Rights or trade secrets;

6.12 Engagement in any new line of business or cessation of any existing line of business other than in the Company's or the PRC Subsidiary's ordinary course of business;

6.13 Any increase or decrease in the number of directors constituting the Board of the Company or the PRC Subsidiary or any committee thereof;

6.14 Appointment and removal of the Chief Executive Officer and the Chief Financial Officer of the Company or the PRC Subsidiary, subject to Section
      5.7 hereof;

6.15 Any change to the accounting policies of the Company or any of its Subsidiaries unless otherwise required by applicable Laws;

6.16 Settlement of any litigation or arbitration claim involving total payments by or to the Company, the BVI Subsidiary or the PRC Subsidiary in excess of US$100,000;

6.17 Incurrence of any Indebtedness not contemplated in the Annual Budget, or materially altering the terms of any existing Indebtedness with an outstanding amount of US$500,000 or more in such manner having a Material Adverse Effect on the Business or Condition of the Group;

6.18 Appointment or removal of the auditor(s) of the Company or the PRC Subsidiary; and

6.19 Entering into any transaction involving the Company, the BVI Subsidiary or the PRC Subsidiary, on the one hand, and any senior officer, director or Affiliate of the Company, the BVI Subsidiary or the PRC Subsidiary, or any Associate of such senior officer, director or Affiliate, on the other hand.

      The Shareholders shall exercise their powers and otherwise act to ensure that the Company or its Subsidiaries, as applicable, will be fully authorized to take other actions that are not required to be approved in accordance with this Article 6 so long as they are approved by a simple majority of the members present in person or by proxy at a duly constituted meeting of the Board.

      Notwithstanding anything contained herein to the contrary, the Investors covenant and agree that the Investors shall not, in exercising their rights under this Agreement and the other Transaction Documents, interfere with the management and business operations of the Company and its Subsidiaries.

      If any Shareholder considers desirable, the Shareholder may require that any of the above actions shall be adopted, pursuant to the Articles of Association, at an annual or extraordinary general meeting called for such purpose, or by written resolution in lieu of a meeting, by the affirmative vote of the Shareholders (including CHF) holding at least a majority of the Shares present, in person or by proxy, at such meeting. Such adoption is in lieu of, not in addition to, the approval of the Board.

                  ARTICLE 7 INFORMATION AND INSPECTION RIGHTS

7.1 The Company shall deliver to each of the Investors (including any Permitted Transferee of each of the Investors) so long as the Investors hold no less than fifty-one percent (51%) of the total issued and outstanding Series A Preferred Shares:

(a) on a monthly basis, within thirty (30) calendar days after the end of each month: (i) management accounts prepared according to principles agreed to with the Investors; and (ii) a report on any material developments on the Company's operations or financial condition. The Company shall procure the Chief Executive Officer and members of the Management Team to be available to discuss such management accounts and report with the Investors or the Investor Directors by teleconference on such notice as may be specified by the Investor Directors;

(b) on an annual basis, within ninety (90) calendar days after the end of each financial year: (i) audited financial statements prepared in accordance with IFRS, with the auditor's report, letter from the management of the Company, and other communication between the auditor and the Company, and
      (ii) a report on business operations during the financial year, including matters that may have a material adverse effect on the Company's operations and financial condition, unless such report has already been provided to the Board of the Company;

(c) at least thirty (30) calendar days before the beginning of each financial year, a draft annual budget to be reviewed by the Investors;

(d) thirty (30) calendar days advance notice of general meetings of shareholders and of meetings of the Board, with the relevant agenda and minutes, (ii) prompt notice of any material litigation, material judgment against the Company, and any other event that may have a Material Adverse Effect on the Business or Condition of the Group (iii) prompt written notice of any notice from any regulatory or governmental authority of the Company's or any of its Subsidiaries' non-compliance with any regulation, and (iv) prompt written notice of any material change in the nature or scope of the Company's or any of its Subsidiaries' operations; and

(e) such other information relating to the financial condition, business or corporate affairs of the Company and its Subsidiaries as the Investors may from time to time reasonably request, provided, however, the Company shall not be obligated under this Section 7.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

7.2 The Company shall permit the Shareholders (including their authorized representatives), at all reasonable times during normal business hours and as often as may be reasonably requested and upon reasonable advance written notice, to visit and inspect the Company's and any of its Subsidiaries' properties, at such Shareholder's expenses, to examine its books of account and records and to discuss the Company's and any of its Subsidiaries' affairs, finances and accounts with its officers, directors and auditors; provided, however, the Company shall not be obligated to provide access to any information which it reasonably considers to be trade secret or similar confidential information, and provided further that no such inspection, examination or inquiry, the failure to conduct same, nor any knowledge of any Investor, including without limitation, any knowledge obtained by such Shareholder in connection with any such inspection, investigation or inquiry, shall constitute a waiver of any rights the Shareholder may have under any representation, warranty, covenant, term or agreement under this Agreement or the Subscription Agreement.

            ARTICLE 8 COVENANTS OF COMPANY AND ORDINARY SHAREHOLDERS

8.1 Without limiting any other covenants and provisions hereof, the Company and the Ordinary Shareholders (other than Smart Create) covenant and agree that until the date of the Qualified IPO, the Company will, and the Ordinary Shareholders shall procure the Company to, perform and observe, the following covenants and provisions, and will cause each of its Subsidiaries to perform and observe the following covenants and provisions that are applicable to such Subsidiaries.

(a) The Company shall, and shall procure that its Subsidiaries shall, take all steps promptly to obtain and maintain all necessary patent, trademark, copyright and software registrations, in the Company's reasonable commercial judgment with advice of counsel, in all relevant jurisdictions, for the effective protection of the Intellectual Property Rights of the Company and its Subsidiaries.

(b) The Company shall cause each Person now or hereafter employed by it or any Subsidiary, or engaged by it or any Subsidiary as a consultant, if such Person has access to the Confidential Information, to enter into an employee proprietary information and inventions assignment agreement in form and substance reasonably satisfactory to the Investors.

(c) The Company shall at all times reserve and keep available out of its authorized share capital, solely for the purpose of issuance upon conversion of the Series A Preferred Shares, the maximum number of shares of equity capital that may be issuable upon such conversion. The Shares issued upon conversion shall, when issued in accordance with the Articles of Association, be duly and validly issued and fully paid and non-assessable.

      The Company shall issue such equity capital in accordance with the provisions of the Articles of Association and shall otherwise comply with the terms thereof.

(d) The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Laws and with the directions of each Governmental Authority having jurisdiction over them or their business or property.

(e) The Company shall, and shall cause the PRC Subsidiary to, maintain or cause to be maintained with financially sound and reputable insurers, public liability and property damage insurance with respect to their respective businesses and Assets and Properties against loss or damage of the kinds and in the coverage amounts customarily carried or maintained by companies of established reputation engaged in similar businesses in the PRC.

(f) The Company shall, and shall cause the PRC Subsidiary to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions, the Assets and Properties and businesses of the Company and its Subsidiaries in accordance with IFRS consistently applied to the Company and its Subsidiaries as a whole.

(g) The Company shall duly perform any covenant set forth in Section 7.2 of the Subscription Agreement.

(h) The Company shall, and shall cause the PRC Subsidiary to, discharge all payments of principal, interest and other amounts due under any Indebtedness as the same becomes due and payable.

(i) The Company shall grant the Investors the right to acquire the terms and conditions that are granted by the Company to other investors in any future financing by or through whatever means including without limitation equity or debt financing or sale and that are more favorable than the terms and conditions granted to the Investors under the Transaction Documents, and have such more favorable terms and conditions apply to the Series A Preferred Shares.

                           ARTICLE 9 PUBLIC OFFERING

9.1 The Shareholders (including the Investors) shall use their best endeavors to conduct a Qualified IPO prior to December 31, 2008.

9.2 Without prejudice to the provision set forth in Section 9.1 hereof, the Ordinary Shareholders and the Company hereby agree that the Investors and the Company shall work together to determine in good faith the terms, conditions and timing of any initial public offering of the Company's Ordinary Shares, including a Qualified IPO, which shall be subject to the unanimous approval of the Board of the Company. Neither any Shareholder (including the Investors) nor the Company shall withhold or delay such Qualified IPO when the conditions required for such Qualified IPO are met in the opinion of an internationally recognized investment bank appointed by the Board of the Company.

                    ARTICLE 10 LEGEND ON SHARE CERTIFICATES

Each existing or replacement certificate for Shares now owned or hereafter acquired by a Shareholder shall bear the following legend upon its face:

"THE SALE, TRANSFER OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS' AGREEMENT, DATED AS OF MARCH 28, 2006 BY AND AMONG E-HOUSE (CHINA) INVESTMENT HOLDINGS LIMITED AND CERTAIN HOLDERS OF SHARES OF E-HOUSE (CHINA) INVESTMENT HOLDINGS LIMITED, AS SUCH AGREEMENT MAY BE AMENDED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE TO THE SECRETARY OF E-HOUSE (CHINA) INVESTMENT HOLDINGS LIMITED."

                        ARTICLE 11 DURATION OF AGREEMENT

The rights and obligations of each Shareholder under this Agreement shall terminate (a) as to such Shareholder upon the redemption or transfer of all Shares legally or beneficially owned by such Shareholder in accordance with this Agreement, or (b) upon the consummation of a Qualified IPO.

                            ARTICLE 12 MISCELLANEOUS

12.1  Governing Law

      This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong without giving effect to any choice of law rule.

12.2  Arbitration

(a) Except as otherwise provided in this Agreement, any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or validity thereof, shall be finally settled by a board of arbitration (the "BOARD OF ARBITRATION") at the Hong Kong International Arbitration Center under the rules of the United Nations Commission on International Trade Law. The language used in the arbitral proceedings shall be English.

(b) The Board of Arbitration shall comprise of three (3) members. The claimant or claimants (collectively) and the respondent or respondents (collectively) in the arbitral proceeding shall each select one (1) member to the Board of Arbitration and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) calendar days after their selection, such third member shall thereafter be selected by the Hong Kong International Arbitration Centre upon application made to it for such purpose by either of the members.

(c) The arbitral proceeding shall accord the right of cross-examination of witnesses, the right to provide witnesses, including expert witnesses, and the right to make both written and oral submissions.

(d) The arbitral award made and granted by the Board of Arbitration shall be final, binding and incontestable and may be used as a basis for judgment thereon in any court having jurisdiction. All costs of arbitration (including without limitation, those incurred in the appointment of arbitrator) shall be borne by the losing party unless otherwise apportioned in the arbitral award.

(e) No person who is, or has been, an employee or agent of, or consultant or counsel to, the Shareholders, the Company or any of their respective Affiliates shall be eligible to act as an arbitrator at any time.

(f) This Agreement and the rights and obligations of the Shareholders and the Company shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

12.3  Specific Performance

      The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Pending the conclusion of the arbitration proceedings set forth in Section 12.2, any party hereto shall be entitled to seek an interlocutory injunction from any court of competent jurisdiction. Each party irrevocably agrees that the courts of Hong Kong shall have non-exclusive jurisdiction and each Party irrevocably waives any right that it may have to object to an action being brought in such courts, to claim that the action has been brought in an inconvenient forum, or to claim that such courts do not have jurisdiction.

12.4  Successors and Assigns

      This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, legal representatives and heirs; provided, however, the Company and the Ordinary Shareholders shall not assign their rights and obligations under this Agreement without the prior written consent of the Investors.

12.5  Notices.

      All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:

(a)   if to the Company:

                c/o Shanghai Real Estate Consultant & Sales (Group) Co., Limited 17th Floor, Merchandise Harvest Building (East)
                333 North Chengdu Road
                Shanghai 200041, China
                Fax No.:   +86 21 5298 0009
                Attention: Zhou Xin
         with a copy to:

                Jones Day
                30th Floor, Shanghai Kerry Center
                1515 Nanjing Road West
                Shanghai 200040, China
                Fax No.:   +86 21 5298 6569
                Attention: Winston Zhao

(b)   if to the Ordinary Shareholders: to the addresses set forth in Schedule 1.

(c)   if to the Investors: to the addresses set forth in Schedule 2.

         with a copy to:

                Clifford Chance LLP
                40th Floor Bund Center
                222 Yan An East Road
                Shanghai 200002, China
                Fax No.:   +86 21 6335 0337
                Attention: Yanping Cao

      or to such other address or addresses as shall have been furnished in writing to the other parties hereto. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial express courier service; or if faxed, when receipt is acknowledged.

12.6  Confidentiality

      Each party agrees that it will maintain the confidentiality of any Confidential Information of the Company; provided, however, that such obligations of confidentiality shall not apply to (i) information which is on the date hereof or any time thereafter in the public domain otherwise than as a result of (A) a breach by that party of this Section 12.6 or (B) a breach of a confidentiality obligation by the disclosure, where the breach was known to that party; (ii) information the disclosure of which is necessary in order to comply with applicable law, the order of any court, the requirements of a stock exchange or other governmental or regulatory authority or to obtain tax or other clearances or consents from any relevant authority; (iii) information disclosed by any Shareholder to a bona fide purchaser of any Shares; (iv) information disclosed by the Investors to any potential Investor in an investment fund directly or indirectly holding interest in the Investors; or (v) information disclosed by the Investors to their directors, officers, employees, partners, accountants and attorneys where such persons or entities are under appropriate nondisclosure obligations to the Investors.

12.7  Amendment and Waivers

      Except as otherwise provided herein, neither this Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by (a) the Company, (b) the holders of at least two thirds of the Ordinary Shares and Series A Preferred Shares outstanding, and (c) the holders of at least two thirds of the Series A Preferred Shares outstanding (including the Investors).

12.8  Counterparts

      This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.9  Severability

      If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

12.10 Conflicts and Inconsistencies

      If and to the extent there are conflicts or inconsistencies between the provisions of this Agreement and those of the Articles of Association, the terms of this Agreement shall control as between the Shareholders only. The parties hereto agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such conflict or inconsistency, to amend the Articles of Association so as to eliminate such conflict or inconsistency.

12.11 Entire Agreement

      This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no other restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

12.12 Right of Delegation

      Notwithstanding anything contained in this Agreement to the contrary, any and all of the rights, powers, discretions and consents of CHF as a Shareholder of the Company under this Agreement may be delegated to and/or exercised by China Renaissance Capital Investment Inc., a company organized and existing under the laws of the Cayman Islands, or its Affiliate, subsidiaries or any other investment manager, investment adviser or general partner authorized from time to time to act on behalf of CHF and/or by some other person or persons nominated by CHF for the time being.

      Notwithstanding anything contained in this Agreement to the contrary, any and all of the rights, powers, discretions and consents of DLJ and RECP as Shareholders of the Company under this Agreement may be delegated to and/or exercised by DLJ Real Estate Capital Partners, Inc., a limited liability company organized and existing under the laws of Delaware, U.S.A, or its Affiliate, subsidiaries or any other investment manager, investment adviser or general partner authorized from time to time to act on behalf of DLJ and/or RECP and/or by some other person or persons nominated by DLJ and/or RECP for the time being.

                 [REMAINDER OF PAGE INTERNATIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

                         E-HOUSE (CHINA) INVESTMENTS HOLDING LIMITED
                         [CHINESE CHARACTERS]

                         By: /s/
                             --------------------------------------
                         Name:
                         Title:

                         CHF INVESTMENT LIMITED

                         By: /s/
                             --------------------------------------
                         Name: Hung Shih
                         Title: Director

                         RECP E-HOUSE INVESTORS LTD.
                         BY: DLJ REAL ESTATE CAPITAL PARTNERS III, L.P.

                         By: /s/
                             --------------------------------------
                         Name:
                         Title:

                         E-HOUSE CO-INVESTORS, LTD.
                         BY: RECP III CO-INVESTORS A, L.P.

                         By: /s/
                             --------------------------------------
                         Name:
                         Title:

                         JUNHENG INVESTMENT LIMITED

                         By: /s/
                             --------------------------------------
                         Name:
                         Title:

                         FARALLON CAPITAL PARTNERS, L.P.
                         FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P. FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P. FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P. FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

                         By: /s/
                             --------------------------------------
                         By: Farallon Partners, L.L.C., its General Partner
                         Name: Mark C. Wehrly
                         Title: Managing Member

                         SMART CREATE GROUP LIMITED

                         By: /s/
                             --------------------------------------
                         Name:
                         Title:

                         ON CHANCE INC.

                         By: /s/
                             --------------------------------------
                         Name:
                         Title:

                         SIG CHINA INVESTMENT ONE, LTD.

                         By: /s/
                             --------------------------------------
                         By: Susquehanna Asia Investment, LLLP
                         Name:  Michael L. Spolan
                         Title: Vice President
                                Susquehanna Asia Investment, LLLP
                                (authorized agent)

                                   SCHEDULE 1
                              ORDINARY SHAREHOLDERS

                                   SCHEDULE 2
                                   INVESTORS

                                    EXHIBIT A
                            FORM OF DEED OF ADHERENCE

Reference is made to the [transfer document], dated [-] between [transferor] (the "TRANSFEROR") and the undersigned, pursuant to which the Transferor shall sell to the undersigned, and the undersigned shall purchase from the Transferor, [number and type of shares] of [-], par value US$[0.01], for consideration equal to [consideration]. It is a condition to the completion of such sale and purchase that the undersigned become a party to that certain Shareholders Agreement, dated [-], 2006, by and among E-house (China) Investments Holding Limited and its shareholders (the "SHAREHOLDERS AGREEMENT").

Accordingly, by execution of this Deed of Adherence, the undersigned ratifies and shall become a party to the Shareholders Agreement, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Shareholders Agreement applicable to or binding on the Transferor (including without limitation Article 4 thereof) as though it is an original party thereto and shall be deemed a Shareholder (as defined in the Shareholders Agreement) for all purposes thereunder. The undersigned authorizes this signature page to be attached to and made part of the Shareholders Agreement.

This Deed of Adherence shall be governed by and construed in accordance with the laws of Hong Kong without giving effect to any choice of law rule.

The address of the undersigned for purposes of all notices under the Shareholders Agreement is: [-]

                                              [NAME OF NEW SHAREHOLDER]

                                              By: _____________________________
                                                  Name:
                                                  Title:

                                     - 27 -